Exhibit 4.1.1

CERTIFICATE OF PRESIDENT

I, James Orsini, hereby certify that:

           1.           I am the duly elected and acting President of Single Touch Systems Inc., a Delaware corporation (the “Corporation”).

           2.           On July 13, 2011, by a resolution duly adopted by the Board of Directors of the Corporation, Section 11 of the 2008 Stock Option Plan of the Corporation was amended to read in full as follows:

Transferability of Awards. Awards shall not be transferable except by will or by the laws of descent and distribution; provided, that the Committee may in its discretion grant Nonqualified Stock Options that may in whole or in part be transferred by instrument to any accredited investor or to the Participant’s family member(s) or to a trust for the Participant’s family member(s)’ benefit, or to any entity in which the Participant or his family member(s) own more than 50% of the voting interests (provided, that in no event shall any such transfer be permitted if any general advertisement or general solicitation, broker-dealer, compensated finder or compensated placement agent is utilized by the Participant in connection with such transfer).

           3.           Such resolution has not been amended, modified or rescinded, and since the time of such resolution the 2008 Stock Option Plan has not been further amended or modified.

Dated: July 13, 2011

/s/ James Orsini
James Orsini